Exhibit 5.1

February 10, 2021

Ideal Power Inc.

4120 Freidrich Lane, Suite 100

Austin, Texas 78744

Re:	Ideal Power Inc.—Registration Statement on Form S-3 (File No. 333-250844)

Ladies and Gentlemen:

We have acted as counsel to Ideal Power Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the registration statement on Form S-3 (File No. 333-250844) (the “Registration Statement”), including the prospectus which forms a part of the Registration Statement (the “Base Prospectus”), and the prospectus supplement dated February 8, 2021 filed with the Commission pursuant to Rule 424(b) under the Securities Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) with respect to the issuance and sale by the Company of up to 1,352,975 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), which amount includes 176,475 shares of Common Stock that may be sold by the Company to the underwriter pursuant to its option to purchase additional shares of Common Stock. The Shares are being sold pursuant to the terms of an underwriting agreement, which is referred to in the Prospectus, by and between the Company and The Benchmark Company, LLC (the “Underwriting Agreement”).

We have examined the Registration Statement, the Prospectus, the Underwriting Agreement and such documents and records of the Company and other documents as we have deemed necessary for the purposes of this opinion. In such examination, we have assumed the following: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; and (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based upon the foregoing, it is our opinion that the Shares have been duly authorized by all necessary corporate action of the Company and, upon (i) the due execution by the Company and registration by its registrar of such Shares, (ii) the issuance and delivery of such Shares in accordance with the Underwriting Agreement and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the Commission on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and any amendments thereto, including any and all post-effective amendments, and to the reference to us under the headings “Legal Matters” in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or related rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ PERKINS COIE LLP